Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 for ETF Managers Group Commodity Trust I (the “Trust”) (333-199190) of our report dated September 24, 2015 relating to the statements of financial condition, including the schedule of investments, as of June 30, 2015, and the related statements of operations, changes in shareholders’ capital and cash flows for the period from February 19, 2015 (commencement of investment operations) through June 30, 2015 included in the Form 10-K of the Trust and Sit Rising Rate ETF and to the reference of our Firm as “Experts” in the prospectus.

/s/ WithumSmith+Brown, P.C.

New York, NY

January 5, 2016